Exhibit 3.405

     I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “WYOMING HOLDINGS, LLC” AS RECEIVED AND FILED IN THIS OFFICE.
     THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:
     CERTIFICATE OF FORMATION, FILED THE TWENTY-NINTH DAY OF DECEMBER, A. D. 2003, AT 9:49 O’CLOCK P.M.
     AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID LIMITED LIABILITY COMPANY, “WYOMING HOLDINGS, LLC”.

	/s/ Jeffrey W. Bullock

	Jeffrey W. Bullock, Secretary of State
3745891 8100H	AUTHENTICATION:	8620351

110293130	DATE:	03-14-11
You may verify this certificate online at corp.delaware.gov/authver.shtml

Certificate of Formation
of
Wyoming Holdings, LLC
     The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware, particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the Delaware Limited Liability Company Act (the “Act”), hereby certifies that:
     FIRST: The name of the limited liability company is Wyoming Holdings, LLC (the “Company”).
     SECOND: The address of the registered office and the name and address of the registered agent of the Company required to be maintained by Section 18-104 of the Act is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of December 29, 2003.

By:	/s/ Mary Kim E. Shipp
Mary Kim E. Shipp
Authorized Person

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:49 PM 12/29/2003
FILED 09:49 PM 12/29/2003
SRV 030840645 – 3745891 FILE